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EXHIBIT 99C2

CONSOLIDATED BALANCE SHEETS                            U S WEST, Inc.
(UNAUDITED)
                                           September 30, December 31,
In millions                                    1997          1996
------------------------------------------ ------------ -------------
ASSETS
Current assets:
 Cash and cash equivalents                   $     259    $      201
 Accounts and notes receivable                   2,107         2,113
 Inventories and supplies                          216           159
 Deferred tax asset                                206           213
 Prepaid and other                                 345           426
                                           ------------ -------------
   Total current assets                          3,133         3,112
                                           ------------ -------------

Property, plant and equipment - net             18,549        18,281
Investment in Time Warner Entertainment          2,483         2,477
Net investment in international ventures         1,370         1,548
Intangible assets - net                         12,385        12,595
Net investment in assets held for sale             410           409
Other assets                                     2,224         2,433
                                           ------------ -------------
   Total assets                             $   40,554   $    40,855
                                           ============ =============
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                            $    2,286   $     1,051
 Accounts payable                                1,447         1,316
 Due to Continental Cablevision
  shareholders                                      -          1,150
 Dividends payable                                 267           263
 Other payables                                  2,565         2,294
                                           ------------ -------------
   Total current liabilities                     6,565         6,074
                                           ------------ -------------

Long-term debt                                  13,422        14,300
Postretirement and other postemployment
 benefit obligations                             2,502         2,479
Deferred taxes                                   4,308         4,349
Deferred credits and other                       1,055           973

Company-obligated mandatorily redeemable
 preferred securities of subsidiary
 trust holding solely Company-guaranteed
 debentures                                      1,080         1,080
Preferred stock subject to
 mandatory redemption                              100            51

Shareowners' equity:
 Preferred shares                                  921           920
 Common shares                                  10,800        10,741
 Retained earnings (deficit)                       (45)           18
 LESOP guarantee                                   (72)          (91)
 Foreign currency translation adjustments          (82)          (39)
                                           ------------ -------------
  Total shareowners' equity                     11,522        11,549
                                           ------------ -------------
   Total liabilities & shareowners' equity $    40,554  $     40,855
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